CMA Multi-State Municipal Series Trust:

CMA California Municipal Money Fund

FILE #811-05011

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/20/2006	PUERTO RICO COMMONWEALTH	875,000,000	15,000,000

Merrill Lynch & Co.; Banc of America Securities LLC; Citigroup Global Markets Inc.; Goldman, Sachs & Co.; J.P. Morgan Securities Inc.; Lehman Brothers; Morgan Stanley; Popular Securities, Inc.; Raymond James & Associates; Ramirez & Co., Inc.; UBS Securities LLC; Wachovia Bank, National Association